UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934 (Amendment No. 1 )*

VERASTEM, INC.
(Name of Issuer)

COMMON STOCK, $0.0001 PAR VALUE PER SHARE
(Title of Class of Securities)

92337C104
(CUSIP Number)

31 DECEMBER 2013
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	92337C104	13G
1		NAMES OF REPORTING PERSONS

EASTERN CAPITAL LIMITED

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

1,142,857

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

1,142,857

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,142,857

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

4.5%

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP NO.	92337C104	13G
1		NAMES OF REPORTING PERSONS

PORTFOLIO SERVICES LTD.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

1,142,857

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

1,142,857

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,142,857

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

4.5%

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP NO.	92337C104	13G
1		NAMES OF REPORTING PERSONS

KENNETH B. DART

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

1,142,857

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

1,142,857

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,142,857

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

4.5%

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP NO.	92337C104	13G

Item 1.
(a)	Name of Issuer VERASTEM, INC.

(b)	Address of Issuer’s Principal Executive Offices 215 FIRST STREET, SUITE 440 CAMBRIDGE, MA 02141

Item 2.
(a)
Name of Person Filing
1) EASTERN CAPITAL LIMITED
Eastern Capital Limited is a direct wholly owned subsidiary of Portfolio Services Ltd., a Cayman Islands company.

2) PORTFOLIO SERVICES LTD.
Portfolio Services Ltd. is a holding company which owns all of the outstanding shares of Eastern Capital Limited, a Cayman Islands company.

3) KENNETH B. DART
Mr. Dart is the beneficial owner of all of the outstanding shares of Portfolio Services Ltd., which in turns owns all the outstanding shares of Eastern Capital Limited.

(b)
Address of the Principal Office or, if none, residence
1) 10 Market Street, #773
Camana Bay
Grand Cayman, KY1-9006  CAYMAN ISLANDS

2) 10 Market Street, #773
Camana Bay
Grand Cayman, KY1-9006  CAYMAN ISLANDS

3) P.O. Box 31300
Grand Cayman, KY1-1206  CAYMAN ISLANDS

(c)	Citizenship 1) CAYMAN ISLANDS 2) CAYMAN ISLANDS 3) BRITISH OVERSEAS TERRITORY CITIZEN CAYMAN ISLANDS

(d)	Title of Class of Securities Common Stock, $0.0001 par value per share

(e)	CUSIP Number 92337C104

Item 3. If this statement is filed pursuant to §§240.13d1(b) or 240.13d 2(b) or (c), check whether the person filing is a:

(a)	¨	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	¨	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	¨	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	¨	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	¨	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	¨	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	¨	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	¨	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	¨	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	¨	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The percentage ownership noted  in this Schedule 13G  is based on  25,647,732 shares outstanding as of  November 7, 2013 as reported  in the Issuer 10-Q filed with the SEC on November 12, 2013.

As of the date of this filing, Eastern Capital Limited, Portfolio Services Ltd. and Mr. Dart beneficially own in the aggregate the following:

(a)	Amount beneficially owned: 1,142,857

(b)	Percent of class: 4.5%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote 0

	(ii)	Shared power to vote or to direct the vote 1,142,857

	(iii)	Sole power to dispose or to direct the disposition of 0

	(iv)	Shared power to dispose or to direct the disposition of 1,142,857

Instruction. For computations regarding securities which 3(d)(1).represent a right to acquire an underlying security see §240.13d

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following    ☒

Instruction. Dissolution of a group requires a response to this item.
Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not Applicable
Item 8. Identification and Classification of Members of the Group. Not Applicable
Item 9. Notice of Dissolution of Group. Not Applicable

Item 10.  Certification.

(a)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.	92337C104	13G

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EASTERN CAPITAL LIMITED

February 21, 2014 Date

/s/ Kenneth B. Dart
Signature

Kenneth B. Dart, Director Name/Title

PORTFOLIO SERVICES LTD.
February 21, 2014 Date

/s/ Kenneth B. Dart Signature

Kenneth B. Dart, Director Name/Title

KENNETH B. DART
February 21, 2014 Date

/s/ Kenneth B. Dart Signature

Kenneth B. Dart Name/Title